Exhibit 99

Eaton First Quarter Operating Earnings Per Share of $0.88, Above Midpoint of Guidance

Record First Quarter Operating Cash Flow of $371 Million

Restructuring Program Proceeding as Planned

2016 Operating Earnings Per Share Guidance Affirmed

DUBLIN--(BUSINESS WIRE)--April 29, 2016--Power management company Eaton Corporation plc (NYSE:ETN) today announced that operating earnings per share were $0.88 for the first quarter of 2016, down 13 percent from the first quarter of 2015. Operating earnings exclude acquisition integration charges, which were negligible in the first quarter of 2016 and were $11 million in the first quarter of 2015. Sales in the first quarter of 2016 were $4.8 billion, 8 percent lower than the same period in 2015. Net income and operating earnings for the first quarter of 2016 were $404 million.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our first quarter results are a solid start to the year, coming in near the top end of our guidance range.

“Our 8 percent sales decline in the first quarter consisted of a 6 percent decline in organic sales and an additional 2 percent from negative currency translation,” said Cutler. “Our organic sales in the quarter came in modestly higher than our guidance.

“We had strong cash flow in the first quarter, generating operating cash flow of $371 million, a record for the first quarter,” said Cutler. “We returned substantial cash to our shareholders during the quarter, raising our quarterly dividend in February by 4 percent and repurchasing $100 million of our shares.

“Our restructuring program is proceeding well,” said Cutler. “We spent $63 million in the first quarter, slightly less than we had forecast at the start of the year. Our expected savings in 2016 from restructuring actions remains the same as our earlier estimate.

“Our segment margins were 13.9 percent, and excluding the restructuring costs incurred in the quarter, 15.1 percent,” said Cutler.

“We still expect a decline in organic revenue in 2016 of between 2 and 4 percent,” said Cutler. “We now believe the impact from negative currency translation in 2016 will be less than the $400 million we estimated at the start of the year. Our current estimate is that negative currency translation for the year is likely to be about $200 million.

“We anticipate operating earnings per share for the second quarter of 2016 to be between $1.00 and $1.10,” said Cutler. “We are maintaining our guidance for full year operating earnings per share of between $4.15 and $4.45.”

Business Segment Results

Sales for the Electrical Products segment were $1.7 billion, down 1 percent from 2015. Organic sales grew slightly while negative currency translation was 1 percent. Operating profits were $271 million, up 2 percent over the first quarter of 2015.

“Our operating margins in the first quarter were 16.1 percent, and excluding restructuring costs of $17 million, 17.1 percent,” said Cutler. “Our bookings in the first quarter in the Electrical Products segment were up 2 percent over the first quarter a year ago. Orders grew in the Americas and EMEA, while orders in APAC registered a small decline.”

Sales for the Electrical Systems and Services segment were $1.3 billion, down 7 percent from the first quarter of 2015. Organic sales were down 5 percent and currency translation was negative 2 percent. Segment operating profits, excluding acquisition integration charges of $1 million, were $160 million, down 15 percent from the first quarter of 2015.

“As we expected, organic sales declined in the first quarter reflecting the softness we saw in bookings during the second half of 2015,” said Cutler. “Our operating margins were 11.9 percent, and excluding restructuring costs of $10 million, 12.7 percent. Bookings in the first quarter were down 2 percent from the first quarter of 2015, driven by a double-digit decline in orders from APAC.”

Hydraulics segment sales were $551 million, down 17 percent from the first quarter of 2015. Organic sales in the quarter declined 14 percent and currency translation was negative 3 percent. Operating profits in the first quarter were $41 million, down 39 percent from the first quarter of 2015.

“The hydraulics markets in the first quarter of 2016 were down, reflecting the continued downturns in global agricultural equipment, the global oil and gas industry, and the Chinese construction equipment market,” said Cutler. “Our operating margins were 7.4 percent, and excluding restructuring costs of $16 million, 10.3 percent. Our bookings in the quarter were down 10 percent from the first quarter of 2015.”

Aerospace segment sales were $445 million, down 4 percent from the first quarter of 2015. Organic sales declined 3 percent and negative currency translation was 1 percent. Operating profits in the first quarter were $80 million, up 4 percent over the first quarter of 2015.

“Our operating margins in the quarter were 18.0 percent, and excluding restructuring costs of $4 million, 18.9 percent,” said Cutler. “Bookings in the quarter rose 6 percent compared to the first quarter of 2015. Commercial and military transport aircraft were the largest drivers of the bookings increase.”

The Vehicle segment posted sales of $795 million, down 17 percent compared to the first quarter of 2015. Organic sales declined 13 percent and negative currency translation was 4 percent. The segment reported operating profits in the first quarter of $118 million, down 28 percent from the first quarter of 2015.

“Our operating margins in the quarter were 14.8 percent, and excluding restructuring costs of $12 million, 16.4 percent,” said Cutler.

“North American Class 8 truck production declined 19 percent in the first quarter compared to the first quarter of 2015,” said Cutler. “We now expect full-year 2016 production to be 230,000 units.”

Eaton is a power management company with 2015 sales of $20.9 billion. Eaton provides energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton has approximately 97,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its first quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on first quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning second quarter 2016 operating earnings per share, full year 2016 operating earnings per share, 2016 organic revenue growth, the effects of currency translation, and the costs and benefits of planned restructuring actions. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended March 31, 2016 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended March 31

(In millions except for per share data)	2016	2015
Net sales	$4,813	$5,223

Cost of products sold	3,291	3,593
Selling and administrative expense	892	915
Research and development expense	149	158
Interest expense - net	57	57
Other income - net	(18)	(5)
Income before income taxes	442	505
Income tax expense	39	38
Net income	403	467
Less net loss (income) for noncontrolling interests	1	(1)
Net income attributable to Eaton ordinary shareholders	$404	$466

Net income per share attributable to Eaton ordinary shareholders
Diluted	$0.88	$0.99
Basic	0.88	1.00

Weighted-average number of ordinary shares outstanding
Diluted	459.8	470.0
Basic	458.6	467.9

Cash dividends declared per ordinary share	$0.57	$0.55

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$404	$466
Excluding acquisition integration charges (after-tax)	—	7
Operating earnings	$404	$473

Net income per share attributable to Eaton ordinary shareholders - diluted	$0.88	$0.99
Excluding per share impact of acquisition integration charges (after-tax)	—	0.02
Operating earnings per ordinary share	$0.88	$1.01

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended March 31

(In millions)	2016	2015
Net sales
Electrical Products	$1,680	$1,691
Electrical Systems and Services	1,342	1,448
Hydraulics	551	665
Aerospace	445	464
Vehicle	795	955
Total net sales	$4,813	$5,223

Segment operating profit
Electrical Products	$271	$260
Electrical Systems and Services	159	186
Hydraulics	41	66
Aerospace	80	77
Vehicle	118	164
Total segment operating profit	669	753

Corporate
Amortization of intangible assets	(100)	(102)
Interest expense - net	(57)	(57)
Pension and other postretirement benefits expense	(14)	(28)
Other corporate expense - net	(56)	(61)
Income before income taxes	442	505
Income tax expense	39	38
Net income	403	467
Less net loss (income) for noncontrolling interests	1	(1)
Net income attributable to Eaton ordinary shareholders	$404	$466

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
(In millions)
Assets
Current assets
Cash	$333	$268
Short-term investments	240	177
Accounts receivable - net	3,581	3,479
Inventory	2,391	2,323
Prepaid expenses and other current assets	468	369
Total current assets	7,013	6,616

Property, plant and equipment - net	3,583	3,565

Other noncurrent assets
Goodwill	13,588	13,479
Other intangible assets	5,947	6,014
Deferred income taxes	380	362
Other assets	1,072	960
Total assets	$31,583	$30,996

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$820	$426
Current portion of long-term debt	253	242
Accounts payable	1,795	1,758
Accrued compensation	276	366
Other current liabilities	1,878	1,833
Total current liabilities	5,022	4,625

Noncurrent liabilities
Long-term debt	7,572	7,746
Pension liabilities	1,587	1,586
Other postretirement benefits liabilities	436	440
Deferred income taxes	395	390
Other noncurrent liabilities	1,008	978
Total noncurrent liabilities	10,998	11,140

Shareholders’ equity
Eaton shareholders’ equity	15,519	15,186
Noncontrolling interests	44	45
Total equity	15,563	15,231
Total liabilities and equity	$31,583	$30,996

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FIRST QUARTER 2016 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per ordinary share, and operating profit before acquisition integration charges for each business segment as well as corporate, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 2. CHANGES IN ACCOUNTING POLICIES

During the first quarter of 2016, the Company adopted Accounting Standards Update 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03). ASU 2015-03 requires that debt issuance costs be presented in the balance sheet as a direct deduction from the related debt liability rather than an asset. The Company has applied this standard retrospectively. The adoption of ASU 2015-03 resulted in the reclassification of $34 and $35 within the Company's Condensed Consolidated Balance Sheets as of March 31, 2016 and December 31, 2015, respectively, from Other noncurrent assets to a reduction in Long-term debt.

Note 3. ACQUISITION INTEGRATION CHARGES

Eaton incurs integration charges related to acquired businesses. A summary of these charges follows:

	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges*
	Three months ended March 31
	2016	2015	2016	2015	2016	2015
Business segment
Electrical Products	$—	$6	$271	$260	$271	$266
Electrical Systems and Services	1	3	159	186	160	189
Hydraulics	—	1	41	66	41	67
Aerospace	—	—	80	77	80	77
Vehicle	—	—	118	164	118	164
Total business segments	1	10	$669	$753	$670	$763
Corporate	—	1
Total acquisition integration charges before income taxes	$1	$11
Total after income taxes	$—	$7
Per ordinary share - diluted	$—	$0.02
*Operating profit excluding acquisition integration charges is used to calculate operating margin where that term is used in this release.

Business segment acquisition integration charges in 2016 related to the integration of Oxalis Group Ltd. These charges were included in Cost of products sold. Business segment integration charges in 2015 related primarily to the integration of Cooper Industries plc (Cooper), which was acquired in 2012. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Corporate integration charges in 2015 were related to the acquisition of Cooper. These charges were included in Selling and administrative expense. In Business Segment Information, the charges were included in Other corporate expense - net.

CONTACT:
Eaton Corporation plc
Scott Schroeder, +1-440-523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, +1-440-523-5127 (Investor Relations)